Exhibit 99.1

INSGROUP, INC.

Consolidated Financial Statements

December 31, 2019

INSGROUP, INC.

Independent Auditors’ Report
To the Stockholders of
Insgroup, Inc.
We have audited the accompanying consolidated financial statements of Insgroup, Inc. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2019, and related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the year then ended in accordance with U.S. GAAP.
/s/ Dixon Hughes Goodman LLP

Tampa, Florida
December 7, 2020
DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

INSGROUP, INC.
Consolidated Balance Sheet

(in thousands, except share and per share data)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$11,469
Premiums, commissions and fees receivable, net	17,263
Prepaid expenses and other current assets	599
Due from related parties	60
Total current assets	29,391
Property and equipment, net	2,328
Other assets	2,430
Intangible assets, net	7,451
Total assets	$41,600

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$19,181
Producer commissions payable	2,719
Accrued expenses and other current liabilities	4,188
Current portion of long-term debt	1,077
Current portion of note payable to related party	453
Current portion of contingent earnout liabilities	1,208
Total current liabilities	28,826
Long-term debt, less current portion	4,567
Note payable to related party, less current portion	1,267
Contingent earnout liabilities, net of current portion	959
Other liabilities	2,416
Total liabilities	38,035

Commitments and contingencies (Note 11)

Stockholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 72,165 shares issued and 59,815 shares outstanding	1
Additional paid-in capital	320
Retained earnings	8,565
Treasury stock at cost	(5,259)
Total stockholders' equity attributable to Insgroup, Inc	3,627
Noncontrolling interest	(62)
Total stockholders’ equity	3,565
Total liabilities and stockholders’ equity	$41,600

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Income

For the Year Ended December 31, 2019
(in thousands)
Revenues:
Commissions and fees	$34,492

Operating expenses:
Commissions, employee compensation and benefits	23,455
Other operating expenses	5,052
Amortization expense	1,150
Depreciation expense	352
Total operating expenses	30,009

Operating income	4,483

Other income (expense):
Interest expense	(467)
Interest income	144
Other income, net	119
Total other expense	(204)

Net income	4,279
Less: net loss attributable to the noncontrolling interest	(62)
Net income attributable to Insgroup, Inc.	$4,341

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Stockholders' Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock	Total Stockholders' Equity Attributable to Insgroup, Inc	Noncontrolling Interest	Total Stockholders' Equity
(in thousands, except share data)	Shares	Amount
At December 31, 2018	59,815	$1	$—	$8,224	$(5,480)	$2,745	$—	$2,745
Net income (loss)	—	—	—	4,341	—	4,341	(62)	4,279
Capital contribution	—	—	302	—		302	—	302
Shareholders' distributions	—	—	—	(4,000)	—	(4,000)	—	(4,000)
Purchase of treasury stock	—	—	—	—	(294)	(294)	—	(294)
Sale of treasury stock	—	—	18	—	515	533	—	533
Balance at December 31, 2019	59,815	$1	$320	$8,565	$(5,259)	$3,627	$(62)	$3,565

See accompanying Notes to Consolidated Financial Statements.

INSGROUP, INC.
Consolidated Statement of Cash Flows

For the Year Ended December 31, 2019
(in thousands)
Cash flows from operating activities:
Net income	$4,279
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	16
Depreciation and amortization	1,502
Gain on contingent earnout valuation adjustment	(87)
Amortization of debt issuance costs	9
Changes in operating assets and liabilities:
Premiums, commissions and fees receivable	(3,893)
Prepaid expenses	(259)
Due from related parties	21
Other assets	(253)
Premiums payable to insurance carriers	3,678
Producer commissions payable	(594)
Accrued expenses and other current liabilities	582
Other liabilities	294
Net cash provided by operating activities	5,295

Cash flows from investing activities:
Purchases of property and equipment	(723)
Investment in business venture	(200)
Net cash used in investing activities	(923)

Cash flows from financing activities:
Payments on long-term debt	(1,384)
Payments on notes payable to related party	(425)
Payments of contingent earnout consideration	(997)
Distributions	(4,000)
Purchase of treasury stock	(294)
Sale of treasury stock	533
Net cash used in financing activities	(6,567)

Net decrease in cash and cash equivalents	(2,195)
Cash and cash equivalents at beginning of year	13,664
Cash and cash equivalents at end of year	$11,469

Supplemental schedule of cash flow information:
Interest paid	$556
State franchise taxes paid	109
Disclosure of non-cash investing and financing activities:
Contingent fees related to asset acquisitions	$960
Property and equipment financed with tenant improvement allowance	110
See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Business and Basis of Presentation
Insgroup, Inc. ("Insgroup") was incorporated in Texas in December 2000 and operates as an independent insurance agency providing property, casualty, life, health and other insurance services to commercial enterprises and individuals. The Company is based in Houston, Texas.
Insgroup - Dallas, LLC ("Insgroup - Dallas") was established in 2019 in order to do business in and around Dallas, Texas for purpose of acting as a broker for the sale of property, casualty and employee benefits insurance. Insgroup - Dallas is a 70% owned subsidiary of Insgroup.
The consolidated financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of Insgroup and Insgroup - Dallas (collectively, the "Company"). All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition, including determination of allowances for estimated policy cancellations, and the determination of the fair value for the purpose of applying Accounting Standards Codification (“ASC”) Business Combinations (Topic 805).
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The FASB has subsequently issued several additional ASUs related to leases, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-02 and extended the adoption date for nonpublic business entities. This guidance is effective for the fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

Notes to Consolidated Financial Statements
In January 2017, the FASB issues ASU No. 2017-01, Business Combinations (Topic 805) - Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the entity then evaluates whether the set meets the requirements that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. ASU 2017-01 defines an output as "the result of an inputs and process applied to those inputs that provide goods or services to customers, investment income such as dividends or interest), or other revenues." The Company adopted ASU 2017-01 effective during 2017 and applied it prospectively to transactions in 2017, 2018 and 2019. The adoption of ASU 2017-01 resulted in two transactions being accounted for as asset acquisitions rather than business combinations during the year ended December 31, 2019.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which amends the guidance on goodwill. Under ASU 2017-04, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, while not exceeding the carrying value of goodwill. ASU 2017-04 eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all its assets and liabilities as if that reporting unit had been acquired in a business combination. The guidance is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.
2. Significant Accounting Policies
Revenue Recognition
The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”).
The Company earns commission revenue by facilitating the arrangement between insurance carriers and individuals or businesses by providing insurance placement services to insureds with insurance carriers. Commission revenues are usually a percentage of the premium paid by clients and generally depend upon the type of insurance, the insurance carrier and the nature of the services provided. The Company controls the fulfillment of the performance obligation and its relationship with its insurance carriers and the outside agents. Commissions are earned at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound.
For agency bill commission, the Company acts as an agent on behalf of the insured party for the term of the insurance policy, which is typically one year. The insured party pays the Company the full policy premium. The Company retains its commission and remits the remaining amount to the insurance carrier.
Commission revenue is recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data.

Notes to Consolidated Financial Statements
The Company may receive a profit-sharing commission from an insurance carrier, which is based primarily on underwriting results, but may also contain considerations for volume, growth, loss performance, and/or retention. Profit-sharing commissions represent a form of variable consideration, which includes additional commissions over base commissions received from insurance carriers. Profit-sharing commissions associated with relatively predictable measures are estimated with a constraint applied and recognized at a point in time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available. Profit-sharing commissions associated with loss performance are uncertain and, therefore, are subject to significant reversal through catastrophic loss season and as loss data remains subject to material change. The constraint is relieved when management estimates revenue that is not subject to significant reversal, which often coincides with the earlier of written notice from the insurance carrier that the target has been achieved, or cash collection. Year-end amounts incorporate estimates based on confirmation from insurance carriers after calculation of potential loss ratios that are impacted by catastrophic losses. The consolidated financial statements include estimates based on constraints and incorporates information received from insurance carriers, and where still subject to significant changes in estimates due to loss ratios and external factors that are outside of the Company’s control, a full constraint is applied.
Service fee revenue is earned by receiving negotiated fees in lieu of a commission. Service fee revenue from certain agreements is recognized over time depending on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer.
The Company pays an incremental amount of compensation in the form of producer commissions on new business. These incremental costs are capitalized as deferred commission expense and is amortized over five years, which represents management’s estimate of the average period over which a client maintains its initial coverage relationship with the original insurance company. The Company has concluded that this period is consistent with the transfer to the customer of the services to which the asset relates. Deferred commission expense is included in other assets on the consolidated balance sheet.
Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.
Cash and Cash Equivalents
The Company considers all highly liquid short-term instruments with original maturities of three months or less to be cash equivalents.
Premiums, Commissions and Fees Receivable, Net
In its capacity as an insurance agent or broker, the Company typically collects premiums from clients, and after deducting its authorized commissions, remits the net premiums to the appropriate insurance carriers. Premiums receivable reflect these amounts due from clients.
In direct bill situations, the insurance carriers collect the premiums directly from clients and remit the applicable commissions to the Company. Commissions receivable reflect these amounts due from insurance carriers and amounts due from insurance carriers for profit-sharing commissions.
The Company may charge fees in lieu of commissions for providing services to clients. Fees receivable reflect these amounts due from insurance carriers.
Premiums, commissions and fees receivable are reported net of allowances for estimated policy cancellations. The allowance for estimated policy cancellations was $171,000 at December 31, 2019, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies.

Notes to Consolidated Financial Statements
The allowance for doubtful accounts was $16,000 at December 31, 2019. The allowance for doubtful accounts is based on management’s estimate of the amount of receivables that will actually be collected. Accounts are charged to the allowance as they are deemed uncollectible based upon a periodic review of the accounts.
Prepaid Expenses and Other Current Assets
The Company's prepaid expenses and other current assets consist of prepaid subscriptions, insurance and other general expenses that have been paid and will be expensed generally within 12 months of the balance sheet date.
Property and Equipment, Net
Property and equipment is stated at cost. For financial reporting purposes, depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which generally range from three to ten years.
When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposal is recognized as a gain or loss on disposal, which is included in other expense in the consolidated statement of income. Routine maintenance and repairs are charged to expense as incurred, while costs of improvements and renewals are capitalized. The Company recorded repairs and maintenance expense of $6,000 for the year ended December 31, 2019.
Property and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its fair value. The Company did not incur any impairment losses during the year ended December 31, 2019.
Intangible Assets, Net
The Company's intangible assets consist of customer lists and other intangibles that were acquired through asset acquisitions. Intangible assets are stated at cost, less accumulated amortization. These assets are being amortized based on a pattern of economic benefit over estimated useful lives of 15 years. The Company reviews its intangible assets for impairment whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. During the year ended December 31, 2019, the Company recorded impairment of $212,000 related to the loss of a large client acquired in connection with an asset acquisition. The impairment charge is included in amortization expense in the statement of income.
Investment
During 2019, the Company purchased $200,000 of class B common stock of Marshberry Connect Platform, LLC ("Marshberry"). As this equity security does not have a readily determinable fair value, the Company has made the accounting policy election to carry at cost minus impairments. No dividend income was earned or received for the year ended December 31, 2019. This investment is included in other assets in the consolidated balance sheet.
Premiums Payable to Insurance Companies
In agency bill situations, the Company receives the full policy premium from the insured party. The Company retains its commission and remits the net amount to the insurance carrier. Premiums payable represent these amounts due to insurance carriers.

Notes to Consolidated Financial Statements
Producer Commissions Payable
The Company shares commissions with other agents or brokers who have acted jointly with the Company in a transaction. Commissions shared with downstream agents or brokers are recorded in commissions, employee compensation and benefits in the consolidated statement of income. The Company records commissions due to agents and brokers as producer commissions payable on the consolidated balance sheet.
Contingent Earnout Liability
The Company accounts for contingent consideration relating to asset acquisitions as a contingent earnout liability and an increase to the cost of the acquired assets on a relative fair value basis at the date of the acquisition. Once recognized, the contingent earnout liability is not derecognized until the contingency is resolved and the consideration is issued or becomes issuable. If the amount initially recognized as a liability exceeds the fair value of the contingent consideration issued or issuable, the entity recognizes that amount as a reduction of the cost of the asset acquisition. The ultimate settlement of contingent earnout liabilities relating to asset acquisitions may be for amounts that are materially different from the amounts initially recorded.
During the year ended December 31, 2019, the Company completed two asset acquisitions, which resulted in the addition of $1.1 million to contingent earnout liabilities.
Noncontrolling Interest
The noncontrolling interest related to Insgroup - Dallas is reported at historical cost basis adjusted for cumulative earnings or loss allocations and is classified as a component of stockholders’ equity on the consolidated balance sheets.
Income Taxes
The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income and is not allowed a net operating carryover or carryback as a deduction. Instead, the stockholders are liable for federal income taxes on their respective shares of Company taxable income or may claim losses to offset other taxable income on their individual returns. Therefore, no provision or liability for federal income taxes is included in the consolidated financial statements. The Company has a provision for state franchise taxes, which are included in operating expenses in the consolidated statement of income.
The Company follows ASC Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance.
Advertising Expense
The Company expenses advertising costs as they are incurred. Advertising expense was $94,000 for the year ended December 31, 2019, which is included in other operating expenses in the consolidated statement of income.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents, premiums, commissions and fees receivable, premiums payable to insurance companies, producer commissions payable and accrued expenses, approximate their fair values because of the short maturity and liquidity of these instruments.

Notes to Consolidated Financial Statements
The fair value of the Company's long-term debt is based on an estimate using a discounted cash flow analysis based on current borrowing rates for similar types of borrowing arrangements. The fair value of the long-term debt was approximately $5.2 million at December 31, 2019 compared to a carrying value of $5.6 million.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and premiums, commissions and fees receivable, net. The Company manages this risk using high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits exceeded amounts insured by the FDIC at December 31, 2019. The Company has not experienced any losses from its deposits.
Statement of Comprehensive Income
No statement of comprehensive income has been presented as the Company has no items of other comprehensive income.
3. Asset Acquisitions
During 2019, the Company completed the acquisition of substantially all of the assets of two companies, which included customer lists. The Company accounted for the acquisitions as asset acquisitions under ASC 805, Business Combinations, as the gross value of the assets acquired meets the screen test in ASC 805-10-5A as related to substantially all of the fair value is being concentrated in a single asset or group of assets (i.e. customer lists) and, thus, are not considered businesses. The aggregate purchase price of the acquisitions were $1.3 million, which was allocated to the customer lists acquired. The aggregate purchase price is an estimation of the fair value of contingent consideration obligations associated with potential earnout provisions, which is based on future revenues. The contingent consideration is measured at fair value of the acquisition date and any subsequent changes in the fair value of contingent earnout liabilities will be recorded in other income (expense) in the consolidated statement of income. Acquisition-related costs incurred in connection with these asset acquisitions are capitalized on the consolidated balance sheet.
4. Revenue
The following table disaggregates commissions and fees revenue by major source (in thousands):

For the Year Ended December 31, 2019

Direct bill (1)	$16,048
Agency bill (2)	13,416
Profit-sharing revenue (3)	2,901
Service fee revenue (4)	1,776
Other income	351
Total commissions and fees	$34,492
__________
(1)    Direct bill revenue represents commission revenue earned by facilitating the arrangement between individuals or businesses and insurance carriers by providing insurance placement services to clients with insurance carriers, primarily for private risk management, commercial risk management and employee benefits insurance types.
(2)    Agency bill revenue represents commission revenue earned through the distribution of insurance products to consumers using a network of agents and brokers on behalf of various insurance carriers. The Company acts as an agent on behalf of the insured for the term of the insurance policy.
(3)    Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain insurance carriers.

Notes to Consolidated Financial Statements
(4)    Service fee revenue represents negotiated fees charged in lieu of a commission for providing agent related services to clients on behalf of insurance carriers.
The application of Topic 606 requires the use of management judgment. The following are the areas of most significant judgment as it relates to Topic 606:
•The Company considers the policyholders as representative of its customers.
•The Company recognizes separately contracted commissions revenue at the effective date of insurance placement and considers any ongoing interaction with the customer to be immaterial in the context of the contract.
•Variable consideration includes estimates of direct bill commissions, a reserve for policy cancellations and an estimate of profit-sharing income.
•Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.
Contract Assets
Contract assets arise when the Company recognizes revenue for amounts that have not yet been billed. The Company had $5.1 million of contract assets at December 31, 2019, which are included in premiums, commissions and fees receivable, net on the consolidated balance sheet.
Deferred Commission Expense
The Company pays an incremental amount of compensation in the form of producer commissions on new business. In accordance with ASC Topic 340, Other Assets and Deferred Costs, these incremental costs are deferred and amortized over five years, which represents management’s estimate of the average benefit period. Deferred commission expense represents employee commissions that are capitalized and not yet expensed.
The table below provides a rollforward of deferred commission expense, which is included as a component of other assets on the consolidated balance sheet (in thousands):

For the Year Ended December 31, 2019

Balance at beginning of year	$1,616
Costs capitalized	1,139
Amortization	(691)
Balance at end of year	$2,064

Notes to Consolidated Financial Statements
5. Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

December 31, 2019
Computers and equipment	$1,048
Furniture and fixtures	189
Leasehold Improvements	1,603
Total property and equipment	2,840
Less: accumulated depreciation	(512)
Property and equipment, net	$2,328
Depreciation expense recorded for property and equipment was $352,000 for the year ended December 31, 2019.
6. Intangible Assets, Net
The Company recognizes certain separately identifiable intangible assets acquired in connection with business combinations and asset acquisitions.
Intangible assets, net consists of the following (in thousands):

December 31, 2019
Customer lists and other	$9,798
Less: accumulated amortization	(2,347)
Net carrying value	$7,451
Amortization expense recorded for customer lists was $1,150,000 for the year ended December 31, 2019.
Future annual estimated amortization expense over the next five years for intangible assets is as follows (in thousands):

Year Ending December 31,	Amount
2020	$707
2021	662
2022	619
2023	580
2024	543
7. Line of Credit
The Company had a revolving line of credit agreement with an aggregate capacity of up to $1.0 million in borrowings, which has a maturity date of March 2021. The line accrued interest daily at the one month London Interbank Offered Rate ("LIBOR") plus 3.00%, and is secured by property. There was no balance on the revolving line at December 31, 2019. The revolving line was subsequently drawn to $1.0 million on April 1, 2020.

Notes to Consolidated Financial Statements
8. Long-Term Debt
The Company has other notes payable which consisted of the following (in thousands):

December 31, 2019
$3,870,000 term loan payable to Lake Forest Bank & Trust Company, due in annual principal payments and quarterly interest payments at the 1-month LIBOR plus 3.00%, through March 31, 2023.	$2,645
$3,421,536 term loan payable to Lake Forest Bank & Trust Company, due in annual principal payments and quarterly interest payments at the 1-month LIBOR plus 3.00%, through September 30, 2025.	2,933
Note payable to premium financing company dated April 2017. Fee income earned on financing policies is applied to the note balance. The note bears no interest and matures in April 2020.	96
Less unamortized debt issuance costs	(30)
Total long-term debt	5,644
Less current maturities	(1,077)
Long-term debt, less current maturities	$4,567
Debt issuance costs of $30,000 are reported on the consolidated balance sheets as a direct deduction from the face amount of debt. Amortization of debt issuance costs is reported as interest expense.
The loans are collateralized by all assets of the Company, and are guaranteed by the Company and various individual shareholders. As part of the individual guarantees, a certain number of common stock shares were pledged by these shareholders to the bank.
The Company is subject to restrictive covenants that require it to maintain compliance with certain financial ratios and filing deadlines. At December 31, 2019, the Company was not in compliance with the debt service coverage ratio and filing deadline, and obtained a waiver from the bank. The Company was in compliance with all other financial covenants at December 31, 2019.
Future principal maturities of long-term debt are as follows (in thousands):

For the Year Ending December 31,	Amount
2020	$1,077
2021	981
2022	981
2023	1,628
2024	977
Total	$5,644

Notes to Consolidated Financial Statements
9. Related Party Transactions
The shareholders of the Company borrowed funds from a bank to purchase Company common stock from other shareholders. As of December 31, 2019, the total balance of shareholder bank loans was approximately $3.0 million. The Company has provided a guarantee of repayment of these individual shareholder bank loans and the balance of the loans have not been included as a liability to the Company. The Company has not been notified of any defaults under these loans through the date of this report.
During 2019, the Company sold 1,000 shares from treasury stock to new shareholders at $533 per share, resulting in a reduction to treasury stock of $515,000 and an increase to additional paid in capital of $18,000. The Company held 12,350 treasury shares at December 31, 2019.
The Company has a promissory note with the estate of a former shareholder related to 6,000 of the shareholder's total shares. The note bears interest at the Wall Street Journal prime rate plus 1% and matures July 31, 2023, with principal and interest payments due in 60 monthly installments. As of December 31, 2019, the balance due on the note was $1.7 million, of which $453,000 is included in current portion of notes payable to related party and $1.3 million is included in notes payable to related party, less current portion on the consolidated balance sheets.
10. Employee Benefit Plan
The Company has a 401(k) plan (the "Plan") that covers substantially all employees. Employees are eligible to participate in the Plan once they attain the age of 21. Employees may elect to make pre-tax and/or Roth 401(k) deferrals of their compensation up to the maximum deferral of compensation as defined by law. The Company's matching contribution is currently equal to 50% up to 6% of each participant's salary deferral amount up to a discretionary percentage which is determined each year. There is no minimum service requirement for employees to be eligible to receive matching contributions. The Company made matching contributions of $202,000 to the Plan for the year ended December 31, 2019.
11. Commitments and Contingencies
Legal
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.
Operating Leases
The Company leases office space for approximately 33,000 square feet under an operating lease that and expires in May 2029. The lease agreement requires escalating monthly payments of $37,000 up to $103,000 per month and provides for rent abatement to be received at various specified times over the lease term totaling $575,000 in the aggregate.
Rent expense is recognized on a straight-line basis over the term of the lease. The difference between rent expense recognized and lease payments is recorded as deferred rent. Deferred rent related to this lease was $896,000 at December 31, 2019, which amount is included in other liabilities on the consolidated balance sheet.
As part of the lease agreement, a tenant improvement allowance was made available to the Company at an amount of $1.7 million on a reimbursement basis, which is amortized over the length of the lease. As of December 31, 2019, the unamortized lease incentive liability was $1.5 million, which included in other liabilities on the consolidated balance sheets. As of December 31, 2019, the lease incentive receivable of $27,000, which is included in other assets on the consolidated balance sheet, may be used for improvement expenditures or applied as abatement of rent.

Notes to Consolidated Financial Statements
The Company also maintains noncancelable operating leases for various office support equipment, maturing at various dates through January 2024 with monthly payments ranging from $95 to $7,000. The Company recorded rent expense of $1.6 million for the year ended December 31, 2019.
Approximate future minimum rental payments under the Company's operating lease agreements are as follows (in thousands):

Year Ending December 31,	Amount
2020	$787
2021	1,007
2022	1,171
2023	1,115
2024	1,137
Thereafter	5,174
Total	$10,391
12. Subsequent Events
In January 2020, the Company purchased a book of business for $5.0 million cash consideration, $230,000 broker fee payable, and estimated contingent payments of $1.7 million. Contingent payments will be payable annually beginning on February 20, 2021 through February 20, 2023.
In January, 2020, the Company consolidated its term loans (Note 8) and increased the principal balance owed to $12.6 million. The loan accrues interest equal to LIBOR plus 3% and is due in staggered payments of principal and interest beginning September 30, 2020, with a final balloon payment of principal and interest on January 17, 2025.
On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) pandemic. The resulting restrictions on travel and quarantines imposed have had a negative impact on the U.S. economy and business activity globally, the full impact of which is not yet known and may result in an adverse impact to the Company's operating results. The resulting forced closures and results decrease in economic activity would negatively impact the Company's business as it impacts our client base. The depth and duration of the impact is currently still uncertain. Should the closures continue for an extended period of time or should the effects of the coronavirus continue to spread or recur, the effects could have material adverse results on the Company's financial position, results of operations and cash flows.
On April 13, 2020, the Company received loan proceeds in the amount of $2.5 million under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act), provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the Company uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the Company terminates employees or reduces salaries during the eight-week period.
The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company intends to use the proceeds for purposes consistent with the PPP. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the loan, no assurance can be given that the Company will qualify for and/or receive a forgiveness on the loan proceeds received.

Notes to Consolidated Financial Statements
Effective April 17, 2020, the Company entered into an interest rate swap agreement with the same financial institution that provides the line of credit (see Note 7). The interest rate swap agreement has a notional amount of $3.1 million, and fixed interest at 3.83%, and termination date of January 17, 2025. Quarterly payments are scheduled to begin in June 2020.
On November 30, 2020, the Company sold its outstanding equity interests pursuant to a stock purchase agreement with an unrelated third party for consideration consisting of $100.4 million of cash and consideration payable, 87,093 shares of the purchaser's Class A common stock, 3,857,622 shares of the purchaser's Class B common stock and maximum potential contingent earnout consideration of $66.1 million based upon the achievement of certain post-closing revenue focused performance measures. As part of the closing transaction, the Company's long-term debt obligations were repaid in full or otherwise satisfied. The transaction resulted in a change in control.
The Company has evaluated events and transactions occurring subsequent to December 31, 2019 as of December 7, 2020, the date the consolidated financial statements were available to be issued.